Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL:     713.986.4444

FAX:     713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2017 SECOND

QUARTER RESULTS

Houston, Texas – May 4, 2017 – Geospace Technologies Corporation (NASDAQ Global: GEOS) today announced a net loss of $11.5 million, or $0.88 per diluted share, on revenue of $20.6 million for its fiscal quarter ended March 31, 2017. This compares with a net loss of $11.0 million, or $0.84 per diluted share, on revenue of $14.9 million for the comparable prior year period.

For the six months ended March 31, 2017, the company recorded revenue of $35.8 million and a net loss of $23.2 million, or $1.77 per diluted share. For the comparable period last year, the company recorded revenue of $28.1 million and a net loss of $22.0 million, or $1.69 per diluted share.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “In the second quarter of fiscal year 2017, our revenue reflected a sequential improvement of 35% over the first quarter. From an expanded perspective, the three-month and six-month periods ended March 31, 2017 observed revenue increases of 38% and 28% respectively when compared to the same periods last year. For both periods, the increase stems primarily from higher demand for our wireless seismic products, in particular reflecting revenue from rental contracts for our OBX marine systems. These improvements are certainly well received, and while they may offer cautious optimism for an improving seismic industry, we do not believe they constitute a pervasive trend. Our seismic revenue has long been known to exhibit volatility in comparisons of one specific period to another, and in our opinion there is significant recovery left to be accomplished before the seismic equipment market returns to stability. Until then, our revenue will continue to fluctuate and our operations and profits will continue to be burdened by unabsorbed factory overhead, rental fleet depreciation, and inventory obsolescence expenses. In our efforts to adapt to these industry conditions, we are pleased to have reduced our operating expenses for the three-month and six-month periods ended March 31, 2017 by almost 10% and 7% respectively compared to last year. These decreased operating expenses for both periods are largely the result of our cost reduction efforts implemented in last year’s second fiscal quarter.”

“Our traditional seismic products generated revenue of $3.6 million in the second quarter, which is an increase of $0.4 million, or 13%, over last year’s second quarter. This increase is primarily attributable to the sale of certain specialized sensors that occurred within the period. Such sales demonstrate the lumps that often occur in the demand for some of our products, which are particularly noticeable in depressed market conditions. In contrast to the quarter, our traditional products in the first six months of fiscal year 2017 produced revenue of only $6.2 million, a decrease of $2.0 million, or 24%, from last year’s same period. The reduction over the previous six-month period definitively highlights the overall lower demand these products have experienced in light of curtailed seismic exploration by oil and gas companies.”

“For the three-month period ended March 31, 2017, revenue from our wireless seismic products totaled $9.6 million, an increase of almost 104% over the same three-months of 2016. Likewise, revenue from these products over the six-month period ended March 31, 2017 rose to $15.9 million, an increase of 141% over the same period last year. The higher revenue in both periods was predominantly driven by increased rental activity for our OBX marine nodal systems. Both of these periods saw the benefit of a longer-term rental contract utilizing a large number of our shallow water OBX units, as well as several shorter-term contracts for both deep and shallow water stations. Each of these contracts was concluded in our second quarter, and with no similar contracts subsequently scheduled, we expect considerably lower rental revenue from these products going forward.”

“Our reservoir seismic products produced total revenue of $0.7 million in the second fiscal quarter, an increase of 21% over last year’s second quarter. However, this segment saw a decline in revenue of nearly 5% for the six-months ended March 31, 2017 as compared to the equivalent six-month period one year ago. Revenue contributions to this segment in the most recent three and six month periods were essentially derived from a combination of sales, rentals, and repairs of our borehole seismic products in conjunction with support services performed for our permanent reservoir monitoring (PRM) system customers. The relatively low level of revenue in this product category is not expected to change any time soon. Only if we were awarded a contract for the manufacture and delivery of a PRM system would we expect to see a substantial increase in revenue for this segment. However, at the present time there are no such awards or commercial tenders pending.”

“Revenue generated from our non-seismic products was $6.5 million for the three months ended March 31, 2017, an increase of about 3% or $0.2 million over the same three months last year. The increase was driven by higher sales of our imaging products, although offset by a slight reduction in demand for our industrial products. For the full six-month period ended March 31, 2017, revenue for this segment increased by 4% or $0.5 million over last year, reaching $12.2 million. Sales of both our imaging and industrial products contributed to this increase. We note that sales for any particular portion of this segment can easily vary from one period to another. Based on recent order flow for our industrial products, we expect revenue in this segment to remain flat for the remainder of the year.”

“With the first half of fiscal year 2017 at an end, it is evident that market demand for our seismic products still remains at historic lows – a direct consequence of vastly reduced seismic exploration by oil and gas companies. While the price of oil seems stabilized around its trailing six-month average of $50 per barrel, capital allocations have yet to be ear-marked for exploration in any meaningful way. As the International Energy Agency reported last week, global conventional oil discoveries in 2016 amounted to only 2.4 billion barrels, roughly one-fourth of the last fifteen year average. Compounding this, the amount of resources sanctioned for development reached its lowest point in over 70 years, and exploration spending in 2017 is expected to again fall for the third year in a row. We expect these conditions to pose a continued challenge to our future financial performance. Despite these circumstances, seismic imaging is the defining fundamental science necessary to find and optimally exploit oil and gas reserves. To this end, we believe our seismic products represent the most technically advanced and cost effective tools available to the industry for acquiring such images. We are resolved to maintain this advantage and leadership through our ongoing cost management and disciplined engineering. As of March 31, 2017, our balance sheet reflected no debt and $78 million of total liquidity, consisting of cash and cash equivalents of $19 million, short-term investments of $29 million and borrowing availability under our credit agreement of $30 million. This puts us in a good position to benefit from the eventual recovery of the seismic market.”

Conference Call Information

Geospace Technologies will host a conference call to review its review its fiscal year 2017 second quarter financial results on May 5, 2017, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (800) 862-9098 (US) or (785) 424-1051 (International). Please reference the conference ID: GEOSQ217 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, and imaging equipment.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed after our

Annual Report, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Revenue:
Products	$14,775	$10,106	$25,072	$21,858
Rental equipment	5,783	4,825	10,771	6,210

Total revenue	20,558	14,931	35,843	28,068

Cost of revenue:
Products	18,799	14,914	33,635	30,358
Rental equipment	4,317	4,611	8,093	8,706

Total cost of revenue	23,116	19,525	41,728	39,064

Gross profit (loss)	(2,558)	(4,594)	(5,885)	(10,996)
Operating expenses:
Selling, general and administrative expenses	5,026	5,617	10,120	11,191
Research and development expenses	3,412	3,510	6,784	7,115
Bad debt expense (recovery)	64	266	(418)	(623)

Total operating expenses	8,502	9,393	16,486	17,683

Loss from operations	(11,060)	(13,987)	(22,371)	(28,679)

Other income (expense):
Interest expense	(8)	(4)	(16)	(11)
Interest income	137	62	268	168
Foreign exchange losses, net	(215)	679	(281)	669
Other, net	(16)	(18)	(33)	(34)

Total other income (expense), net	(102)	719	(62)	792

Loss before income taxes	(11,162)	(13,268)	(22,433)	(27,887)
Income tax expense (benefit)	341	(2,303)	775	(5,880)

Net loss	$(11,503)	$(10,965)	$(23,208)	$(22,007)

Loss per common share:
Basic	$(0.88)	$(0.84)	$(1.77)	$(1.69)

Diluted	$(0.88)	$(0.84)	$(1.77)	$(1.69)

Weighted average common shares outstanding:
Basic	13,146,330	13,049,696	13,120,286	13,037,069

Diluted	13,146,330	13,049,696	13,120,286	13,037,069

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2017	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$19,307	$10,262
Short-term investments	28,862	27,491
Trade accounts receivable, net	16,709	15,392
Current portion of notes receivable	1,890	1,533
Income tax receivable	483	13,290
Inventories, net	92,103	104,540
Prepaid expenses and other current assets	1,827	1,826

Total current assets	161,181	174,334

Rental equipment, net	24,485	30,973
Property, plant and equipment, net	44,484	44,732
Deferred income tax assets, net	247	216
Non-current notes receivable, net	427	1,817
Prepaid income taxes	1,843	2,620
Other assets	80	80

Total assets	$232,747	$254,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,109	$2,120
Accrued expenses and other current liabilities	5,301	7,849
Deferred revenue	166	174
Income tax payable	9	125

Total current liabilities	7,585	10,268

Deferred income tax liabilities	27	37

Total liabilities	7,612	10,305

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	134	133
Additional paid-in capital	80,846	77,967
Retained earnings	159,100	182,308
Accumulated other comprehensive loss	(14,945)	(15,941)

Total stockholders’ equity	225,135	244,467

Total liabilities and stockholders’ equity	$232,747	$254,772

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2017	March 31, 2016
Cash flows from operating activities:
Net loss	$(23,208)	$(22,007)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax expense (benefit)	(14)	2,786
Rental equipment depreciation	6,905	7,651
Property, plant and equipment depreciation	2,596	2,684
Accretion of discounts on short-term-investments	30	70
Stock-based compensation expense	2,844	2,660
Bad debt recovery	(418)	(623)
Inventory obsolescence expense	8,397	4,818
Gross (profit) loss from sale of used rental equipment	(1,531)	60
Realized loss on short-term investments	2	3
Excess tax expense from stock-based compensation	—	(1,390)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	244	4,599
Income tax receivable	12,831	9,918
Inventories	1,176	2,212
Prepaid expenses and other current assets	39	(2,608)
Prepaid income taxes	778	712
Accounts payable trade	(12)	(2,567)
Accrued expenses and other	(2,251)	(4,534)
Deferred revenue	(11)	(110)
Income tax payable	(117)	73

Net cash provided by operating activities	8,280	4,407

Cash flows from investing activities:
Purchase of property, plant and equipment	(343)	(822)
Investment in rental equipment	(140)	(468)
Proceeds from the sale of used rental equipment	2,439	197
Purchases of short-term investments	(5,251)	(5,602)
Proceeds from the sale of short-term investments	3,814	8,753

Net cash provided by investing activities	519	2,058

Cash flows from financing activities:
Proceeds from the exercise of stock options	50	—

Net cash provided by financing activities	50	—

Effect of exchange rate changes on cash	196	(341)

Increase in cash and cash equivalents	9,045	6,124
Cash and cash equivalents, beginning of fiscal year	10,262	22,314

Cash and cash equivalents, end of fiscal period	$19,307	$28,438

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Seismic segment revenue:
Traditional exploration products	$3,637	$3,205	$6,207	$8,192
Wireless exploration products	9,601	4,714	15,924	6,604
Reservoir products	706	582	1,219	1,279

	13,944	8,501	23,350	16,075

Non-Seismic segment revenue:
Industrial product revenue	3,301	3,372	6,380	6,096
Imaging product revenue	3,167	2,915	5,824	5,624

	6,468	6,287	12,204	11,720

Corporate	146	143	289	273

Total revenue	$20,558	$14,931	$35,843	$28,068

	Three Months Ended		Six Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Operating income (loss):
Seismic segment	$(9,156)	$(11,834)	$(18,609)	$(23,969)
Non-seismic segment	1,052	848	2,104	1,410
Corporate	(2,956)	(3,001)	(5,866)	(6,120)

Total operating loss	$(11,060)	$(13,987)	$(22,371)	$(28,679)